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                                                                    EXHIBIT 10.1

                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

      This AGREEMENT is entered into by and between Penwest Pharmaceuticals Co. (the "Company") and Tod R. Hamachek (the "Employee").

      WHEREAS, the parties wish to resolve amicably the Employee's separation from the Company and establish the terms of the Employee's severance arrangement;

      NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

      1. Resignation Date. The Employee's effective date of resignation from the Company as Chief Executive Officer and Chairman of the Board of Directors and as a member of the Board of Directors is February 14, 2005 (the "Resignation Date").

      2. Monetary Consideration. In return for the execution of this Agreement and the agreements of the Employee hereunder,

            (a) The Company shall pay the Employee eighteen (18) months of base salary ($594,000) less all applicable state and federal taxes as severance pay. This severance pay will be paid to the Employee in accordance with the Company's regular payroll practices, with the first payment to be paid on the later of (i) the eighth (8th) day after execution of this Agreement and (ii) March 4, 2004. Notwithstanding the foregoing, if, as of December 31, 2005, the payment to the Employee of the severance payment contemplated hereby would be deemed "deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended, and subject the Employee to an excise tax thereunder, then, on or prior to December 31, 2005, the Company shall pay to the Employee in one lump sum an amount equal to the balance of the severance pay then owing to the Employee. The Employee shall not be paid a bonus for fiscal year 2004; and

            (b) If the Employee elects to continue group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Section 1161 et seq., then the Company shall pay all premium costs for such COBRA continuation for a period of eighteen (18) months.

      3. Equity Consideration. Upon the effectiveness of this Agreement, the vesting schedule of all options to purchase the Company's common stock ("Options") held by the Employee shall be accelerated in full. Subject to the terms of the Company's stock incentive plans under which the Options were granted and the option agreements evidencing the Options, the Options shall remain exercisable until the earlier of (a) the date the Options expire by their terms and (b) February 14, 2007.

      4. Release. In consideration of the payment of the severance benefits contemplated by Section 2, the equity consideration contemplated by Section 3 and the other consideration provided to the Employee hereunder, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate

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affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), all employee benefit plans and plan fiduciaries (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which the Employee ever had or now has against the Released Parties, including but not limited to, any and all claims arising out of the Employee's employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., Section 12101 et seq., the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. Section 46A-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. Section 31-75 et seq., Conn. Gen. Stat. Section 38a-543, all claims arising out of the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat.
Section 31-51kk et seq., the Connecticut Whistleblower Protection Law, Conn. Gen. Stat. Section 31-51m, all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Employee's employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, excepting any vested amounts to which the Employee is entitled under the Company's Savings Plan, the Penwest Pharmaceuticals Co. Supplemental Executive Retirement Plan and the Penwest Pharmaceuticals Co. Deferred Compensation Plan, the express obligations of the Company to the Employee under this Agreement and the obligations of the Company to the Employee under Article VIII of the Company's Amended and Restated By-laws or any applicable insurance policy; and, provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). As of the date of execution of this Agreement, the Board of Directors of the Company does not have actual knowledge of any conduct of the Employee as a result of which the Board of Directors expects a legal claim by the Company against the Employee to arise.

      5. Company Car. The Employee shall either (a) immediately return the car leased by the Company and the Employee under the Motor Vehicle Lease Agreement dated October 30, 2002 (the "Lease") among Weeks Automobile Corp. ("Weeks"), the Company and the Employee, which is currently in the Employee's possession, custody or control, to the Company; or (b) make arrangements with Weeks to assume the Lease (without any liability remaining with the Company) as of the Resignation Date. Upon either event, the Company shall pay the Employee a lump sum of $11,000 reflecting the aggregate amount that would otherwise have been paid to the Employee in connection with the Lease. The Employee shall be responsible for any costs or damages incurred after the Resignation Date if he fails to return the car to the Company.

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      6. Return of Company Property. Except as provided in Section 5 and for the paintings in his office for which the Employee shall have the option of paying the Company a total of $5,000 if he wants to take possession of them, the Employee agrees to return all Company property and equipment in his possession or control, including, but not limited to, all Company files and documents. The Employee further agrees to leave intact all electronic Company documents including those which he developed or helped develop during his employment. The Employee also agrees to cancel within seven (7) days of the Resignation Date all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

      7. Use of E-Mail and Voice-Mail. During the period ending 90 days after the Resignation Date, the Company shall continue to provide the Employee with access to his voice-mail through the Company's proprietary voice-mail system and shall forward to the Employee's personal e-mail address (as provided to the Company by the Employee) all e-mails that are delivered to his current e-mail address at the Company during such 90-day period.

      8. Post-Termination Confidentiality Obligations. The Employee acknowledges and reaffirms his obligation to keep confidential and not to disclose or use any and all non-public information concerning the Company which he acquired during the course of his employment with the Company, including but not limited to business and marketing plans and strategy, financial information, product information, technical information and personnel data.

      9. Business Expenses and Compensation. The Employee agrees to submit within seven (7) days of the Resignation Date any and all documentation for any reimbursements he claims are owed to him in conjunction with his employment with the Company. The Employee acknowledges that upon receipt of the unpaid base salary due him as of the resignation date ($16,753.85 in gross salary) and $6,092.32 for his accrued but unused vacation, he will have been provided with all compensation and benefits due to him as of the Resignation Date, including, but not limited to, any and all wages, salary, bonuses, commissions, and payment for accrued but unused vacation time, and that he is not eligible or entitled to participate in any of the Company's employee benefits plans and programs or receive any consideration in excess of the benefits provided herein, excepting only the Employee's legal rights under the Company's Savings Plan and participation in the Company's group health plan pursuant to COBRA.

      10. Cooperation. The Employee agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Employee's full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. Concerning the aforementioned cooperation associated with an actual, potential or threatened legal claim in which the Employee will be a witness, the Company shall reimburse the Employee only for reasonable out-of-pocket costs such as travel and lodging incurred by the Employee. In the event that the Company requests that the Employee consult with it on matters other than those referenced in the preceding sentence, the Company shall, in addition to reimbursing the

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Employee for out-of-pocket costs, compensate the Employee for his consultation time at a reasonable hourly rate to be agreed upon by the Employee and the Company.

      11. Legal Fees. Promptly following the eighth (8th) day following execution of this Agreement, the Company will reimburse the Employee for his reasonable attorneys' fees in negotiating this Agreement up to a maximum of $2,500.

      12. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

      13. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      14. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

      15. Confidentiality of Agreement. To the extent permitted by law, the Employee understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

      16. Non-Disparagement. The Employee understands and agrees that as a condition for payment to him of the consideration herein, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company's business affairs and financial condition. The Company agrees to direct its officers and directors not to make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Employee.

      17. Response To Inquires. The Company and the Employee shall respond to inquiries from third parties concerning the Employee's separation from the Company in a manner consistent with the press release to be mutually agreed upon by the parties.

      18. Applicable Law and Consent to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Connecticut, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in Connecticut (which courts, for purposes of this Agreement, are the only courts of

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competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.

      19. Acknowledgments. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

      20. Assignment. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Employee are not assignable except that those payments that are payable to the Employee after the Employee's death shall be made to the Employee's estate.

      21. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      22. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

      IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

Tod R. Hamachek

/s/ Tod R. Hamachek                      Date: February 14, 2005
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Penwest Pharmaceuticals Co.

By: /s/ Paul E. Freiman                  Date: February 14, 2005
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